EXHIBIT 21.1


                      SUBSIDIARIES OF BANK PLUS CORPORATION


Fidelity Federal Bank, A Federal Savings Bank
Gateway Investment Services, Inc.



                  SUBSIDIARIES OF FIDELITY FEDERAL BANK, F.S.B.


Chino Equities, Inc.
Citadel Service Corporation
Gateway Mortgage Corporation
Hancock Service Corporation
Fid Fed Properties, Inc. (1)
Citadel Hospitality of California, Inc. (1)
Citadel Hospitality of Pennsylvania, Inc. (1)
Citadel Hospitality of Florida, Inc. (1)

(1)  Inactive -- in dissolution